UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14a

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement.

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☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to § 240.14a-12.

NATUS MEDICAL INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Natus Medical Incorporated

1501 Industrial Road

San Carlos, California 94070

www.natus.com

(650) 802-0400

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The 2008 Annual Meeting of Stockholders of Natus Medical Incorporated will be held on Tuesday, June 10, 2008, at 9:30 a.m., Pacific Time, at our headquarters located at 1501 Industrial Road, San Carlos, California 94070 for the following purposes:

1.	To elect two directors to serve for a term of three years;

2.	To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on Friday, April 25, 2008, are entitled to attend and vote at the meeting. A complete list of these stockholders will be available during normal business hours for ten days prior to the meeting at our headquarters located at 1501 Industrial Road, San Carlos, California 94070. A stockholder may examine the list for any legally valid purpose related to the meeting. The list will also be available during the annual meeting for inspection by any stockholder present at the meeting.

Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly by the Internet or by phone or by completing, dating, signing and returning the enclosed proxy card as promptly as possible in the accompanying reply envelope.

For the Board of Directors of

NATUS MEDICAL INCORPORATED

JAMES B. HAWKINS

President and Chief Executive Officer

San Carlos, California

May 5, 2008

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Natus Medical Incorporated, (the “Company”, “we”, “our”), a Delaware corporation, is providing these proxy materials to you in connection with the annual meeting of stockholders of Natus that will take place on June 10, 2008. As a stockholder as of the record date, April 25, 2008, you are invited to attend the annual meeting, and are entitled, and requested, to vote on the items of business described in this proxy statement. We are sending the proxy materials on or about May 5, 2008 to all our stockholders as of the record date.

Q:	What information is contained in this proxy statement?

A:	The information included in this proxy statement relates to the proposals to be voted on at our annual meeting, the voting process, the compensation of directors and executive officers, and certain other required information.

Q:	How may I obtain Natus’ Form 10-K?

A:	A copy of our 2007 Annual Report on Form 10-K is enclosed.

Stockholders may request another free copy of the 2007 Form 10-K from:

Natus Medical Incorporated

Attn: Investor Relations

1501 Industrial Road

San Carlos, CA 94070

(650) 802-0400

Our 2007 Annual Report on Form 10-K is also available on our website at www.natus.com and at the website of the Securities and Exchange Commission at www.sec.gov.

We will also furnish any exhibit to our 2007 Annual Report on Form 10-K if specifically requested in writing.

Q:	What items of business will be voted on at the annual meeting?

A:	The following items will be voted on at the annual meeting:

•	The election of two directors for a term of three years;

•	The ratification of Deloitte & Touche LLP, an independent registered public accounting firm, as auditors for the year ending December 31, 2008; and

•	Other business that properly comes before the annual meeting.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of Deloitte & Touche LLP, an independent registered public accounting firm, as auditors for the year ending December 31, 2008.

Q:	What shares can I vote?

A:

Each share of Natus common stock issued and outstanding as of the close of business on April 25, 2008, the Record Date, is entitled to be voted on all items being voted upon at the annual meeting. You may vote all shares owned by you as of that date, including (1) shares held directly in your name as the stockholder of record and (2) shares held by you as the beneficial owner through a broker, trustee or other nominee, such as a bank. More information on how to vote these shares is contained in this proxy statement. On the Record Date we had approximately 22,899,334 shares of common stock issued and outstanding, and each outstanding share is entitled to one vote.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Rather than holding shares in their own name, as a stockholder of record, most Natus stockholders hold their shares beneficially through a broker, trustee or other nominee. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record and these proxy materials are being sent directly to you by Natus. As the stockholder of record, you have the right to grant your voting proxy directly to Natus or to vote in person at the meeting. Natus has enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or other nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, you may also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

By Internet—Stockholders of record of Natus common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most Natus stockholders who hold shares beneficially in street name may direct the voting of their shares by accessing the website specified on the voting instruction cards provided by their broker, trustee or nominee. Please check the voting instruction card for Internet voting availability.

By Telephone—Stockholders of record of Natus common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most Natus stockholders who hold shares beneficially in street name and live in the United States or Canada may direct the voting of their shares by phone by calling the number specified on the voting instruction cards provided by their broker, trustee or nominee. Please check the voting instruction card for telephone voting availability.

By Mail—Stockholders of record of Natus common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Natus stockholders who hold shares beneficially in street name may vote by mail by completing, dating and signing the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

Q:	Can I change my vote or otherwise revoke my proxy?

A:	You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes your earlier proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Natus or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	A majority of shares of our common stock entitled to vote must be present in person or represented by proxy to meet the quorum requirement for holding the annual meeting and transacting business. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	Will my shares be voted if I do not return my proxy card?

A:	If your shares are held in street name, your broker may, under certain circumstances, vote your shares. Brokerage firms have authority to vote client’s unvoted shares on some “routine” matters. If you do not give a proxy to vote your shares, your broker may either (1) vote your shares on “routine” matters, such as the election of directors and the ratification of auditors, or (2) leave your shares unvoted. In addition, the terms of the agreement with your broker may grant your broker discretionary authority to vote your shares.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the two nominees receiving the highest number of “FOR” votes at the annual meeting will be elected. Our Corporate Governance Principles and Practices provide that if a nominee for election to the Board of Directors had a greater number of votes “withheld” than the number of votes cast for his or her election, such director shall tender his or her resignation from the Board and the Nominating and Governance Committee will determine the action to be taken with respect to such tendered resignation.

The proposal for ratification of the independent auditors requires a “FOR” vote by a majority of those shares present in person or represented by proxy and entitled to vote on that proposal at the annual meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of Natus’s nominees to the Board and “FOR” ratification of the independent auditors).

Q:	Is cumulative voting permitted for the election of directors?

A:	Yes. Every stockholder voting to elect a director may cumulate such stockholder’s votes and give to one of the candidates to be elected a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder is entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than the number of directors to be elected. In their discretion, the proxy holders may, when voting for directors, cumulate the votes represented by the proxies received. No stockholder shall be entitled to cumulate votes for a candidate unless such candidate’s name has been properly placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the annual meeting, prior to the voting, of the intention to cumulate the stockholder’s votes. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy using the enclosed form, the persons named as proxy holders, James B. Hawkins and Steven J. Murphy, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates that may be nominated by the Board of Directors.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	How may I obtain an additional set of voting materials?

A:	If you wish to receive an additional set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials from:

Natus Medical Incorporated

Attn: Investor Relations

1501 Industrial Road

San Carlos, CA 94070

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	Natus is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees who will not receive any additional compensation for such solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	Where can I find the voting results of the annual meeting?

A:	We intend to announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2008.

Q:	What is the deadline to propose actions for consideration or to nominate individuals to serve as directors?

A:	Although the deadline for submitting proposals or director nominations for consideration at the 2008 annual meeting has passed, you may submit proposals and director nominations for consideration at future stockholder meetings.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in the Natus proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of Natus at our principal executive offices no later than January 7, 2009. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this years annual meeting, the deadline for inclusion of proposals in the Natus proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Natus Medical Incorporated

Attn: Corporate Secretary

1501 Industrial Road

San Carlos, CA 94070

For a stockholder proposal that is not intended to be included in the Natus proxy statement under Rule 14a-8, the stockholder must provide the information required by, and give timely notice to the Corporate Secretary of Natus in accordance with, Section 2.3(b) of the Company’s Bylaws. For the 2009 annual meeting of stockholders, any such notice must be received by the Company not later than the close of business on March 8, 2009, provided that if the date of the 2009 annual meeting is moved more than 30 days from the anniversary date of this year’s meeting (which is the date contemplated in setting the notice provisions for the 2009 annual meeting) then such notice must be received a reasonable time before we begin the solicitation of proxies for the 2009 annual meeting.

Recommendation and Nomination of Director Candidates: The Nominating and Governance Committee will consider recommendations for candidates to be considered for nominations to the Board from stockholders who are entitled to vote in the election of directors at the annual meeting. A stockholder that desires to recommend a candidate for election to the Board should see the section entitled “Corporate Governance Principles and Board Matters; Policy for Director Recommendations and Nominations” below in this proxy statement

A stockholder that instead desires to nominate a person directly for election to the Board must meet all of the deadlines and information requirements set forth in Section 2.3(c) of the Company’s Bylaws and the rules and regulations of the Securities and Exchange Commission. For next year’s annual meeting of stockholders, any such nomination must be received by the Company not later than the close of business on March 8, 2009, provided that if the date of the 2009 annual meeting is moved more than 30 days from the anniversary date of this year’s meeting, then such notice must be received a reasonable time before we begin the solicitation of proxies for the 2009 annual meeting.

If you would like a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates, please contact the Corporate Secretary of Natus Medical Incorporated at our principal executive offices.

PROPOSALS

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail below. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions.

Proposal No. 1—Election of Directors

The Board is divided into three classes. Each class is elected for a term of three years, so that the term of one class of directors expires at each meeting. There are two nominees for election to the Board this year – Ken Ludlum and Mark D. Michael. Each of the nominees is presently a member of the Board whose term expires at the meeting. Information regarding the business experience of each nominee and other members of the board is provided below. Each of the directors elected will serve a three-year term until our annual meeting in 2011 and until their respective successors are elected. There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the two persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

Our Board recommends a vote FOR the election to the Board of each of Messrs. Ludlum and Michael.

Vote Required

The two persons receiving the highest number of “for” votes represented by shares of Natus common stock present in person or represented by proxy and entitled to be voted at the annual meeting will be elected. Our Corporate Governance Principles and Practices provide that if a nominee for election to the Board of Directors had a greater number of votes “withheld” than the number of votes cast for his or her election, such director shall tender his or her resignation from the Board and the Nominating and Governance Committee will determine the action to be taken with respect to such tendered resignation.

Nominees for Election

Kenneth E. Ludlum Director since 2002 Age 54	Mr. Ludlum has served as the Senior Vice President and Chief Financial Officer of Paracor Medical Systems, Inc. since April 2008. From August 2007 through December 2007 he was the Chairman of the Board of Directors of AtheroMed, Inc. From March 2007 through August 2007 he served as Senior Vice President and Chief Financial Officer of Zonare Medical Systems. From 2005 through early 2007, Mr. Ludlum was an investor, advisor and board member for several medical technology companies. He was President, Chief Executive Officer, and Chairman of the Board of Directors of Revivant Corporation from June 2003 until its sale to Zoll Medical Corporation in October 2004. Prior to that, he was Chief Financial Officer of Perclose, Inc. Mr. Ludlum currently serves on the boards of directors of certain private medical technology companies. He holds a Bachelor of Science degree in Business from Lehigh University and a Masters of Business Administration degree from Columbia University.

Mark D. Michael Director since 2004 Age 57	Mr. Michael is currently a private investor, director and consultant. He has served as the Senior Executive Advisor to Control Risks Group since March 2007. Mr. Michael was Senior Vice President Legal, General Counsel, and Secretary of 3Com from 1997 through September 2003. Mr. Michael serves on the Board of Directors of Nollenberger Capital Partners, Inc. He holds a Bachelor of Arts degree in History from Stanford University and a Juris Doctorate from the University of California Los Angeles School of Law.

Continuing Directors

Doris E. Engibous Director since 2004 Age 53	Ms. Engibous has served as President and Chief Executive Officer of Hemosphere, Inc. (formerly GRAFTcath, Inc.), an early stage medical technology company, since September 2004. From August 2003 to September 2004, Ms. Engibous served as a consultant and advisor to medical technology companies. Ms. Engibous served as President of Nellcor, a Tyco Healthcare Group/Tyco International, Ltd. Business from 2000 through August 2003. Ms. Engibous serves on the board of directors of The National Kidney Foundation Inc. Serving the Dakotas and Minnesota. She holds a Bachelor of Science degree in Chemical Engineering from the University of Michigan.

Robert A. Gunst Director since 2004 Age 60	Mr. Gunst was appointed Chairman of the Board in December 2004. Mr. Gunst is currently a private investor. He was the president and chief executive officer of The Good Guys, Inc. from 1990 to 1999. He holds a Bachelor of Arts degree in Economics from Dartmouth College and a Masters Degree in Business Administration from the University of Chicago’s Graduate School of Business.

James B. Hawkins Director since 2004 Age 52	Mr. Hawkins joined Natus as President, Chief Executive Officer, and Director in April 2004. Prior to joining Natus, Mr. Hawkins was President, Chief Executive Officer, and a Director of Invivo Corporation, a developer and manufacturer of multi-parameter vital sign monitoring equipment, and its predecessor, from 1985 through January 2004. Mr. Hawkins also served as Secretary of Invivo from 1986 until January 2004. Mr. Hawkins is a director of IRIDEX Corporation. He earned his undergraduate degree in Business Commerce from Santa Clara University and holds a Masters of Business Administration degree from San Francisco State University.

William M. Moore Director since 1987 Age 59	Mr. Moore is one of our co-founders. He has served as a partner of Blue Line Partners, a private equity firm, since February 2004, and currently serves on the Boards of Directors of IRIDEX Corporation and Urologix Inc. From March 2003 until February 2004, Mr. More was a general partner of Alpine Partners, a venture capital firm. Mr. Moore served as Chief Executive Officer of Metasensors, Inc., a medical device company, from 1997 to March 2003. Mr. Moore holds a Bachelor of Science degree in Business from the University of Utah.

Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to audit Natus’s consolidated financial statements for the year ending December 31, 2008.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent auditors is not required by applicable law, our certificate of incorporation, our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Natus and its stockholders.

Representatives of Deloitte & Touche are expected to attend the annual meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

Auditor Fees Incurred by Natus in 2007 and 2006

Fees for professional services provided by our independent registered public accounting firm in the past two years are:

	2007	2006
Audit Fees (1)	$1,213,000	$1,052,000
Audit-Related Fees (2)	406,000	317,000

Total	$1,619,000	$1,369,000

(1)	Audit services fees are fees for the annual audit of our consolidated financial statements. Audit services fees also include the audit of our internal control over financial reporting for 2007, and the review of the financial statements included in our Quarterly Reports on Form 10-Q. This category also includes fees for services that generally only the principal auditor reasonably can provide to a client, such as procedures related to the audit of income tax provisions and related valuation allowances, consents, and assistance with and review of documents filed with the Securities and Exchange Commission.
(2)	Audit-related fees are fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes primarily fees for assistance in financial due diligence and attestation services related to mergers and acquisitions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis.

Our Board recommends a vote FOR the ratification of Deloitte & Touche LLP, an independent registered public accounting firm, as Natus’ auditors for year ending December 31, 2008. If the appointment is not ratified, the Audit Committee will consider whether it should select other independent auditors.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as auditors for 2008 requires the affirmative vote of a majority of the shares of Natus common stock present in person or represented by proxy and entitled to be voted at the meeting.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Natus is committed to having sound corporate governance principles. Having such principles is essential to running our business effectively and to maintaining our integrity in the marketplace. Our Code of Business Conduct and Ethics which applies to all Natus employees, including our principal executive officer and principal financial officer, is available on our Internet website at http://www.natus.com. The Code of Business Conduct and Ethics can be found in the ‘Governance” section of our “Investor” webpage. Our Code of Business Conduct and Ethics complies with the rules of the SEC and the listing standards of the Nasdaq Stock Market. We have also adopted complaint procedures for accounting and auditing matters. Concerns relating to accounting, internal accounting controls or auditing matters may be brought to the attention of our Audit Committee through our anonymous reporting system described in the Code of Business Conduct and Ethics.

Board Independence

The Board has determined that, except for James B. Hawkins, our President and Chief Executive Officer, each of our current directors has no material relationship with Natus (either directly or as a partner, shareholder or officer of another organization that has a material relationship with Natus) and is independent within the meaning of the Nasdaq Stock Market (“Nasdaq”) director independence standards. Furthermore, the Board has determined that each of the members of each of the committees of the Board has no material relationship with Natus (either directly or as a partner, stockholder or officer of an organization that has a material relationship with Natus) and is “independent” within the meaning of the Nasdaq director independence standards, including in the case of the members of the Audit Committee, the heightened “independence” standard required for such committee members set forth in the applicable SEC rules.

Board Structure and Committee Composition

As of December 31, 2007, our Board had six directors divided into three classes with each class being equal in number and with a three-year term for each class. As of December 31, 2007, the classes were comprised as follows:

Nominees for director whose terms will expire in 2011	Present directors whose terms expire in 2009	Present directors whose terms expire in 2010
Kenneth E. Ludlum	Doris E. Engibous	Robert A. Gunst
Mark D. Michael	William M. Moore	James B. Hawkins

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The membership during the last year and the function of each of the committees are described below. Each of these committees operates under a written charter adopted by the Board. All of those committee charters are available on our Internet website at http://www.natus.com. The charters can be found in the “Governance” section of our “Investor” webpage. During 2007, each director attended at least 75% of all Board and applicable committee meetings.

Name of Director	Board	Audit	Compensation	Nominating and Governance
Non-Employee Directors
Doris E. Engibous	X		X	X
Robert A. Gunst	X	X	X
Kenneth E. Ludlum*	X	X
Mark D. Michael	X	X		X
William M. Moore	X		X	X

Employee Director
James B. Hawkins	X
Number of Meetings in 2007	5	9	8	3

X =	Committee Member
*	The Board has determined that Mr. Ludlum is an “audit committee financial expert” within the meaning of the rules promulgated by the Securities and Exchange Commission.

We encourage our directors to attend our annual meeting of stockholders and we typically hold a regularly scheduled meeting of our board of directors on the same day as the annual meeting. All of our directors attended the 2007 annual meeting of stockholders.

Audit Committee

The Audit Committee oversees and monitors our accounting and financial reporting processes, our financial statement audits, audits of our internal controls over financial reporting, the qualifications, independence and performance of our independent registered public accounting firm, and our internal accounting and financial controls. The Committee also pre-approves audit and non-audit services, reviews, approves and monitors our Code of Business Conduct and Ethics with respect to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers, and establishes procedures for receiving and handling complaints regarding accounting, internal accounting controls, or auditing matters. The report of the Audit Committee for 2007 is included in this proxy statement. The charter of the Audit Committee is available on our corporate website.

Compensation Committee

The Compensation Committee is responsible for determining or recommending to the Board of Directors salaries, incentives and other forms of compensation for executive officers and other employees and administers various incentive compensation and benefit plans. The charter of the Compensation Committee is available on our corporate website.

Under Delaware law the Compensation Committee has the ability to delegate powers to a subcommittee of its members. The Board of Directors may also delegate the right to grant certain equity awards to one or more officers of the Company, provided that such officer may not make awards to himself, and our Board of Directors has authorized our Chief Executive Officer to make aggregate grants not to exceed a specified threshold to employees who are not officers of Natus. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our executive officers and participates in the discussions of executive compensation other than the Compensation Committee’s decision-making processes with respect to the Chief Executive Officer’s compensation. Additional information about the Compensation Committee’s use of consultants and its processes is provided below under Compensation Discussion and Analysis.

Nominating and Governance Committee

The Nominating and Governance Committee is expected to identify, evaluate and recommend nominees to the Board of Directors as well as evaluate the composition, organization and governance of the Board of Directors and its committees and to develop and recommend corporate governance principles and policies. The Nominating and Governance Committee also supervises the Board of Directors’ annual review of director independence and the Board’s performance self-evaluation. The charter of the Nominating and Governance Committee is available on our corporate website.

Policy for Director Recommendations and Nominations

The Nominating and Governance Committee will consider board candidates recommended by Board members, management and security holders. Stockholders may submit their recommendations by confidential email to BoardofDirectors@natus.com; or mail to the Chairman of our Nominating and Governance Committee, or to the Chairman of the Board of Directors, care of: Corporate Secretary, Natus Medical Incorporated, 1501 Industrial Road, San Carlos, CA 94070.

A stockholder seeking to recommend a nominee to the Nominating and Governance Committee should provide the information required by our Bylaws for stockholders directly nominating a person for election as a director at a stockholders’ meeting.

Our Bylaws also contain procedures by which stockholders may submit nominations for election at the Annual Meeting of Stockholders. Stockholders may receive a copy of our Bylaws by making a written request to the Secretary of the Company. We did not receive any recommendations for nominees from stockholders for consideration in this Proxy Statement.

Listed below are the minimum qualifications that the Nominating and Governance Committee believes must be met by all board nominees:

•

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom, and mature judgment. We endeavor to have a board representing diverse experience at policy-making levels in business, health care, and technology, and in areas that are relevant to our global activities;

•

Directors must have, and be willing to devote, sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. Directors should not serve on more than four other boards of public companies in addition to the Natus Board; and

•

Director nominees must have demonstrated a history of good business judgment, and possess financial and governance literacy. They must have the experience and the value-adding temperament to be good outside directors of a public company.

The following are specific qualities or skills that the Nominating and Governance Committee believes are necessary for one or more of the Company’s directors to possess:

•	Experience with a publicly traded company, including experience as a proactive, diligent outside director is desirable;

•	Proven ability to understand the dynamic between management and Board members, and to effectively manage that dynamic for the benefit of the Company is important;

•	Experience with Wall Street, transactions, and managing operations is helpful; and

•	Some understanding of the medical device market is also helpful.

Members of the Nominating and Governance Committee will use their professional contacts to identify nominees. If necessary, outside recruiters will also be used. The Chairman of the Nominating and Governance Committee will collect and organize the data on potential nominees, and with the help of the Secretary of the Company will undertake initial due diligence evaluation into nominee qualifications and background. Members of the Nominating and Governance Committee, as well as the Chairman of the Board of Directors and all Board members, will interview those candidates that are nominated by the Committee. The full Board votes to approve nominees after considering the recommendation of the Nominating and Governance Committee.

Certain Relationships and Policies on Related Party Transactions

The Company has adopted and maintains a Code of Business Conduct and Ethics (the “Code”) that applies to all members of the Company’s Board of Directors, all executive officers of the Company, and to all other persons who are employees of the Company. This Code covers matters that the Company believes are supportive of high standards of legal and ethical business conduct, including those relating to fair dealing with those with whom the Company does business, the avoidance of conflicts of interest, confidentiality, the protection of corporate assets, special obligations applicable to those involved in our financial reporting, the Company’s obligation to make full, fair, accurate and timely disclosure in its filings with the Securities and Exchange Commission and in other public communications, compliance with laws, insider trading, and the reporting of violations of the Code. The Code can be found at the Company’s website, www.natus.com, under “Investors/Governance/Governance Policies.”

The Code does not distinguish between potential conflict of interest transactions with executive officers or directors and those with other employees. It notes that all covered persons must avoid situations where their interests conflict, or would appear to conflict, with those of the Company. The Code notes that it is not possible to list all types of conflict situations, but provides examples of several types of scenarios that would involve a conflict of interest, including:

•	Use of Company property

•	Dealings with customers and suppliers

•	Interests in or relationships with other companies

•	Dealings with relatives

•	Reporting obligations

•	Loans

The Code requires that covered persons report to the Company’s Chief Executive Officer any ownership interest or other relationship that might affect their ability to exercise impartial, ethical judgments. The Code does not expressly set forth the standards that would be applied in reviewing or approving transactions in which directors or executive officers of the Company have a material interest. In general, any such transactions that are so identified would be submitted for approval to the Audit Committee of the Board of Directors, which is authorized by the Charter of the Audit Committee to review related party transactions. The Company expects that in reviewing, and potentially approving, any such transactions, that the Audit Committee would be provided with all material facts relative to the proposed transaction, the nature and extent of the director’s or executive officer’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. The Company further expects that any such transaction would be approved only if the Audit Committee determined that it was in the interest of the Company to proceed with it. The Company expects that pre-approval would be sought for any such transaction whenever practicable, and if pre-approval is not obtained, any such transaction would be submitted for ratification as soon as practicable.

In April 2008, Natus and James B. Hawkins, Natus’s President and Chief Executive Officer, entered into an amendment to Mr. Hawkins employment agreement with Natus. Please see the discussion of the changes to Mr. Hawkins agreement in “Compensation Discussion and Analysis” below.

On April 9, 2008, Natus offered and sold under our shelf registration statement on Form S-3 a total of 885,500 shares in an underwritten public offering, of which an aggregate of 175,000 shares were purchased by one or more of the entities of which Nierenberg Investment Management Company, Inc. is the general partner. One or more entities of which AWM Investment Company, Inc. is the general partner and investment advisor also participated in the offering. In connection with such offering, Natus also entered into a Registration Rights Agreement with the entities of which Nierenberg Investment Management Company, Inc. is the general partner.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Mr. Moore, Ms. Engibous and Mr. Gunst. Mr. Moore was our Chief Executive Officer from April 1989 to May 1992. During 2007, Mr. Hawkins, our president and chief executive officer, participated in discussions and decisions of the Compensation Committee regarding salaries and incentive compensation for our executive officers, but he was excluded from discussions regarding his own salary and incentive compensation. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

Communicating with our Board

Any stockholder of Natus or any other party interested in communicating with the Board may contact any of our directors by writing to them c/o Natus Medical Incorporated, 1501 Industrial Road, San Carlos, California 94070. Stockholders may also communicate with the Board on a confidential basis by sending an email to BoardofDirectors@natus.com. The Nominating and Governance Committee has approved a process for handling stockholder communications received by the Company. Under that process, the corporate Secretary may review all stockholder communications and has the authority to disregard any communications that are inappropriate or irrelevant to Natus and its operations, or to take other appropriate actions with respect to such communications.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 25, 2008, concerning:

•	Beneficial owners of more than 5% of Natus common stock;

•	Beneficial ownership by current Natus directors and nominees, and the named executive officers set forth in the “Summary Compensation Table”; and

•	Beneficial ownership by all current Natus directors and executive officers as a group.

The information provided in the table is based on Natus’ records, information filed with the Securities and Exchange Commission and information provided to Natus, except where otherwise noted.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of June 24, 2008 (60 days after April 25, 2008) through the exercise of any stock option or other right. The address for those individuals for which an address is not otherwise provided is c/o Natus Medical Incorporated, 1501 Industrial Road, San Carlos, California 94070. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

SECURITY OWNERSHIP TABLE

Name and Address	Shares Owned	Right to acquire beneficial ownership under options exercisable within 60 days	Total Owned	Percent of Class
Principal Stockholders
Nierenberg Investment Management Company, Inc. 19605 NE 8th Street Camas, WA 98607 (1)	4,359,845	—	4,359,845	19.04%

The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, NY 10286 (2)	1,186,302	—	1,186,302	5.18%

AWM Investment Company, Inc. 527 Madison Avenue, Suite 2600 New York, NY 10022 (3)	1,094,861	—	1,094,861	4.78%

Directors, Nominees and Named Executive Officers
D. Christopher Chung, M.D. (4)	15,000	242,501	257,501	1.11%
Doris E. Engibous (5)	3,750	52,500	56,250	*
Robert A. Gunst (5)	5,750	47,500	53,250	*
James B. Hawkins (6)	73,667	609,999	683,666	2.91%
Kenneth E. Ludlum (5)	47,450	5,000	52,450	*
Mark D. Michael (5)	8,750	52,500	61,250	*
William L. Mince (7)	69,981	82,501	152,482	*
William M. Moore (8)	111,452	72,500	183,952	*
Steven J. Murphy (7)	32,817	157,501	190,318	*
Kenneth M. Traverso (9)	139,123	342,501	481,624	2.07%
All Directors and Executive Officers as a group (10 persons) (10)	507,740	1,665,003	2,172,743	8.85%

*	Represents holdings of less than one percent.
(1)

Based on information reported on Schedule 13D filed with the Securities and Exchange Commission on April 8, 2008. Nierenberg Investment Management Company, Inc. is the general partner of several entities that hold our common stock, including the D3 Family Bulldog Fund L.P., the D3 Offshore Fund L.P., the D3 Family Fund L.P., and the D3 Family Canadian Fund L.P., collectively, the D3 Family Funds. Nierenberg Investment Management Company has sole voting and investment power with respect to all of these shares.

(2)	Based on information reported on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008. All of the shares are beneficially owned by The Bank of New York Mellon Corporation and its direct or indirect subsidiaries in their various fiduciary capacities. The Bank of New York Mellon Corporation reports sole voting power with respect to 907,425 shares, shared voting power with respect to 3,000 shares, and sole dispositive power with respect to 1,186,302 shares.
(3)	Based on information reported on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008. AWM Investment Company, Inc. (“AWM”) is the general partner and investment advisor to Special Situations Cayman Fund, L.P. AWM also serves as the general partner of MGP Advisers Limited Partnership, the general partner and investment adviser to Special Situations Fund III, L.P. and general partner of Special Situations Fund III, QP, L.P. (“SSFQP”). AWM serves as the investment adviser to SSFQP. AWM reports sole voting and dispositive power with respect to all of these shares. Does not give effect to any transactions in our common stock subsequent to the latest filing on Schedule 13G, including the shares purchased in our underwritten stock offering on April 9, 2008 described in “Certain Relationships and Policies on Related Party Transactions” above.

(4)	All shares subject to a right of repurchase by the Company that expires as to 2,500 shares on August 1, 2008, 6,250 shares on August 1, 2009, 3,750 shares on August 1, 2010 and 2,500 shares on August 1, 2011.
(5)	Includes 2,500 shares subject to a right of repurchase by the Company that expires on June 13, 2008.
(6)	Includes 44,000 shares subject to a right of repurchase by the Company that expires with respect to 7,000 shares on August 1, 2008, 18,500 shares on August 1, 2009, 11,000 shares on August 1, 2010 and 7,500 shares on August 1, 2011.
(7)	Includes 15,000 shares subject to a right of repurchase by the Company that expires as to 2,500 shares on August 1, 2008, 6,250 shares on August 1, 2009, 3,750 shares on August 1, 2010 and 2,500 shares on August 1, 2011.
(8)	Includes 99,892 shares held by The Moore Family Trust and 4,150 shares held by Mr. Moore’s spouse. Also includes 2,500 shares subject to a right of repurchase by the Company that expires on June 13, 2008.
(9)	Includes 8,572 shares held by the Traverso Family Trust, 10,500 shares held in an IRA for the benefit of Mr. Traverso and 4,100 shares held in an IRA for the benefit of Mr. Traverso’s spouse. Also includes 15,000 shares subject to a right of repurchase by the Company that expires as to 2,500 shares on August 1, 2008, 6,250 shares on August 1, 2009, 3,750 shares on August 1, 2010 and 2,500 shares on August 1, 2011.
(10)	Includes all shares referenced in notes 4 through 9 above.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal 2007, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, except for Mr. Ludlum who filed one report 29 days late. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us, and the written representations of our directors, executive officers and 10% stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

General

Our executive compensation program is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, to retain those individuals who continue to perform at or above the levels that we expect and to closely align the compensation of those individuals with the performance of our company on both a short-term and long-term basis.

Our Business and Our Compensation Philosophy

We believe that opportunities exist for us to increase stockholder value by increasing the revenue base, and by doing so the income earning capacity, of our company. We seek growth in two ways, through organic growth involving, primarily, the introduction of existing products into new markets and the internal development of new products, and through acquisitions of complementary products and businesses. Our business plans challenge our executives to seek growth through both of these means, and we expect over time to achieve a higher level of growth than could be achieved through either of them alone. Further, we expect our business, including the businesses that we acquire, to be operated efficiently so that earnings can grow as we increase revenue.

Pursuit of this business model is demanding on our executives. They must implement efforts to enhance sales opportunities of existing products, oversee effective and efficient new product development and enhancements, successfully identify and complete the acquisition of complementary products and businesses and integrate these operations with our existing businesses, as well as conduct our business in an efficient manner.

In consideration of these factors, the primary objectives of our executive compensation are:

Retain Qualified Executive Talent.    We have increased our revenue nearly four-fold from 2003 to 2007 and during this period completed five acquisitions of companies with principal offices in four different countries, and believe that maintaining continuity within our executive team has contributed significantly to our ability to achieve this growth. Our business is competitive and our headquarters are in an area where there is significant competition for executive talent. In light of these factors, a key objective of our compensation is to allow us to retain qualified executives. We believe that our ability to keep our senior executive team intact over the past four years reflects some measure of success of our compensation programs.

Attract Qualified Executives.    While we have had no significant changes in our executive staff over the last four years, we understand that we may find it in our interests to, or may be required to, add new individuals to our executive team. This may especially be the case if we continue to grow our business and thereby increase the level of skills needed to manage it and the size of the management team charged with doing so. For us to be appropriately positioned to attract new talent as needed, we must be prepared to, and perceived as an employer that is willing to, offer competitive compensation.

Link Compensation to Achievement of Our Business Objectives.    We believe that the single performance factor most capable of increasing stockholder value for the company is growth in earnings. As a result, we believe that a significant portion of the current period cash compensation that our executives are eligible to receive should be tied to attainment of the earnings target incorporated into our annual business plan, and that if we achieve our plans our executives should be rewarded commensurately.

Provide Direct Incentives for the Enhancement of Stockholder Value Over the Long Term.    The effectiveness of our management in operating our business has a strong influence on the value of our common stock over time. We believe that our executives should be positioned to share, with our stockholders, in the gains and losses from changes in the value of our common stock over time and that this form of compensation will further motivate our executives to seek to increase stockholder value.

Elements of Compensation

Our executive officers’ compensation currently has two primary elements of compensation—cash compensation, in the form of salary and annual incentive awards, and equity awards, in the form of stock options and restricted stock grants. In addition, we provide our executive officers with benefits that are available generally to all salaried employees.

We believe that we would impair our ability to retain our executives or, as required, attract new executives if we did not offer a competitive salary. As such, our goal is to provide salaries that are sufficient to make us reasonably confident of our ability to retain our executive team without overpaying. We further believe that a substantial portion of the cash compensation that our executives are eligible to receive should be directly tied to corporate performance. We believe that our annual business plans, which are the basis for our annual incentive plans, represent reasonably challenging targets, the achievement of which should position us to increase stockholder value. For instance, our non-GAAP income before tax, which corresponds closely to pre-tax profit in our business plan, grew 35% in 2007 over 2006, but this did not meet the threshold for payment under our incentive plan and our executive team did not receive an incentive award for 2007. Equity awards are designed both for the provision of a competitive compensation package and for the purpose of providing a further incentive to our executives to increase stockholder value. We explain below with greater specificity how the Compensation Committee determines the amount paid or granted under such element.

In establishing compensation, we take into account the compensation that is payable by companies that we believe to be our competitors and by other companies with which we believe we generally compete for executives. To this end, our Compensation Committee works with management and an outside compensation consultant to define the specific criteria used to identify appropriate market comparisons for establishing compensation levels and the mix of salary, incentive compensation and equity compensation. When determining our peer companies, we focused on identifying companies with whom Natus competes directly for customers and employees, as well as other medical device companies, and in particular focus on companies headquartered in the San Francisco Bay Area. In addition, we selected companies that are generally within our size, limiting the peer group to companies whose annual revenue was within a range of approximately .5x to 2.0x our revenue run rate at the end of 2007. The peer companies that we reviewed are: Abaxis; Analogic; Aspect Medical Systems; Cardiac Science; Cholestech; Digirad; Possis Medical; Sonosite; Thoratec; Vital Signs; and Zoll Medical. For the purpose of establishing the components of compensation as described below relative to the peer group’s compensation, our advisor evaluated compensation for the most recently completed fiscal year for which the respective peer group companies have provided compensation information in their proxy materials.

In determining the compensation of each of our executive officers, other than the Chief Executive Officer, our Compensation Committee considers the recommendations of the Chief Executive Officer.

We view the cash and equity elements of compensation as distinct. We think that each of these main components must be perceived by our executives as competitive with the corresponding compensation element paid by our peer companies. Within our cash compensation, the salary and incentive payments are linked in terms of benchmarking. We structure our salaries to be approximately the median of our peer companies and for 2007 and 2008 our incentive plan was targeted so that cash bonus payments at the target level would provide aggregate cash compensation (that is, salary plus bonus) at approximately the median level of our peer companies and aggregate cash payments at the 75th percentile of the peer group if incentive payments were paid at the highest level.

We used the median level as our benchmark for salaries and aggregate cash consideration, as we thought this would be sufficient to achieve our retention goals. We used the 75th percentile as the target for the high end of aggregate cash compensation because we adopt business plans that are a challenge for us to achieve, and we believe that if our executives exceed the demanding targets in these plans they should be eligible to receive higher levels of compensation. This being the case, we have not undertaken to determine the extent to which our performance targets are more or less difficult to achieve than those of our peer group because we did not think that it would be feasible to do so.

We view our compensation decisions as an exercise in paying competitive compensation, with desired performance goals, on an annual basis. Our cash compensation is not tied to performance beyond one year. Our equity awards vest over a period of time and as such are impacted by the value of our common stock over the life of the option or the vesting period of the restricted stock, as the case may be. We do not take account of prior wealth accumulation by our executives from the receipt of cash on exercise or vesting of equity awards as we do not believe these prior period returns provide a significant motivation or retention benefit in the current period. Further, we do not set the compensation of our executives at any multiple or ratio to the compensation of other executives or employees. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and immediate compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, other than as described below for the manner in which we make stock option and restricted stock awards to executives.

Our Compensation Committee’s current intent is to perform on a regular basis a strategic review of our executive officers’ overall compensation packages to determine whether they provide adequate incentives and motivation and whether they adequately compensate our executive officers relative to comparable officers in our peer group companies.

Cash Compensation Element

As noted above, we seek to pay base salaries that are at the median level of our peer group. Annual increases in base salary are determined on an individual basis, primarily based on market data. We may also adjust salary up or down if we think such a change is merited on the basis of the officer’s personal performance, but did not make any such adjustments for 2007 or 2008. In 2007, the executive officers, other than the Chief Executive Officer of the Company, received salary increases ranging from 7% to 13% over their salaries for 2006.

Our 2007 incentive plan was, and our 2008 incentive plan is, based on the attainment of the pre-tax earnings measure that is contained in the business plan approved by our board of directors for the operation of our business for the full year. We choose this single metric because we believe that over time our earnings are the key driver of stockholder returns. We chose pre-tax earnings in particular as various factors, some of which we have limited ability to control, impact our effective tax rate. The complexity of our tax situation is further discussed in Management’s Discussion and Analysis in our Annual Report on Form 10-K. Our business plan is based on factors of which our Board is aware at the time it is established. If our actual results are affected by discrete events that we did not anticipate, and if we believe these are events for which our management should not bear the responsibility or the benefit in the current period, the impact of such events is eliminated. We use this single metric for the determination of the incentive compensation for all of our executives, although we may adjust individual compensation based on our assessment of individual performance. We believe that the use of a single metric for all executives motivates our executives to work cohesively to achieve our goal and think the benefits of this concerted effort among our executive team outweigh the marginal additional performance that we could possibly motivate on an individual basis with personal performance targets.

In December 2006, the Compensation Committee approved the 2007 cash incentive plan for executive officers (other than the Vice President Marketing and Sales) of the Company based on the Company achieving the pre-tax profit contained in the 2007 business plan adopted by our Board of Directors. The target bonus for the Chief Executive Officer was set at 75% of 2007 base salary and the target bonus for the other executive officers was set at 35% of their respective 2007 base salaries. The Chief Executive Officer’s cash bonus could have ranged from 37.5% to a maximum of 112.5% of 2007 base salary, and the cash bonuses for the other executive officers could have ranged from 17.5% to a maximum of 52.5% of their respective 2007 base salaries. The incentive plan bonuses would have been paid at the lowest end of the range for achieving pre-tax profits of 85%

of the amount included in the 2007 business plan, would have been paid to the target level of incentive payment if pre-tax profits were equal to the amount contained in the business plan, and would have been paid at the highest end of the range if pre-tax profit equaled or exceeded 115% of the business plan. Incentive plan payments would have been prorated for results falling in between these milestones. For 2007, we did not make any incentive payments. Our pre-tax profits, as adjusted to eliminate, primarily, the loss incurred from operating Excel-Tech for one month and from foreign exchange losses incurred in hedging the purchase price for Excel-Tech that was payable in Canadian dollars, as well as other expenses related to the acquisition, was approximately 84% of the pre-tax profit contained in the business plan and, therefore, no incentive payments were earned under the plan. At an April 2007 meeting the Compensation Committee approved the non-salary cash compensation for our Vice President Marketing and Sales, providing for commissions at specified percentages of sales, based on achieving a pre-determined threshold level of sales, and an incentive based on achievement of Company sales goals and on the attainment of the pre-tax earnings measure that is contained in the business plan approved by our board of directors for the operation of our business for the full year.

In December 2007, the Compensation Committee approved the 2008 cash compensation for the executive officers. Salary increases were 4%, 16%, 11% and 14% for Dr. Chung, Mr. Mince, Mr. Murphy and Mr. Traverso, respectively. These changes were based on our ongoing intent to maintain salaries at the median level of our peer group, as adjusted for the Compensation Committee’s assessment of individual performance. The Committee also approved the 2008 incentive plan. The plan for Mr. Hawkins has the same percentage minimums, targets and maximums as described above for the 2007 incentive plan. The target bonus for Dr. Chung, Mr. Mince, and Mr. Murphy was increased to 40% of their 2008 base salary, and can range from a minimum of 20.0% to a maximum of 60.0% of their respective 2008 base salaries. Mr. Traverso’s target bonus is 27% of his 2008 base salary, and can range from a minimum of 13.5% to a maximum of 40.5% of his respective 2008 base salary. In addition to his 2008 base salary, Mr. Traverso will receive payments made pursuant to a sales commission plan that is paid on a regular basis with a target amount of $65,000, and a minimum and maximum of $32,500 and $97,500, respectively. Payment of any bonus under the 2008 incentive plan is, once again, based on the attainment of the pre-tax profits contained in the Board’s 2008 business plan.

We believe that the 2008 business plan was developed by the Board using the same philosophy as was employed in setting the plans for 2006 and 2007. For 2006 our pre-tax profit exceeded the business plan by approximately 11% and incentive payments were made accordingly, and for 2007 pre-tax profits did not meet the threshold of 85% of the business plan’s pre-tax profits and no incentive awards were paid under our 2007 incentive plan for executives.

Equity-Based Compensation Element

Equity based compensation provides employees with a common interest with our stockholders to increase the value of our common stock. Equity awards are granted to employees, including our executive officers, in the form of stock options and restricted stock, which in the case of options are granted with an exercise price equal to the fair market value on the date of grant. Stock options have value only if the stock price increases over time and the value of restricted stock awards increases over time as the stock price increases. In addition, equity grants help retain key employees because they typically cannot be fully exercised or are subject to a right of repurchase for four years and, in the case of options, if not exercised, are forfeited if the employee leaves the employ of the Company. The four-year vesting schedule also helps focus our employees on long-term performance. In 2006, our Board of Directors reduced the term of options that we grant from ten years to six years in order to reduce the expense of such options under SFAS 123R.

We intend to grant equity awards to our executives having an SFAS 123R value that is consistent with the median value of equity awards made by our peer group. Since 2006, we have sought to achieve this through stock option grants and restricted stock awards, with each form of the annual award representing approximately half of the targeted value for that year.

Equity-based compensation is granted to executive officers when the executive first joins us. Additional equity based compensation may be granted in connection with a significant change in responsibilities. Further, we typically make annual equity awards to our executive officers, as was the case in 2007 based on the factors noted above. The committee’s procedure for timing of equity awards (restricted stock and stock options) provides assurances that grant timing is not being manipulated to result in a price that is favorable to employees. We generally expect to make annual equity awards at the Compensation Committee meeting held in connection with the Company’s annual meeting. The exercise price for all option grants is the closing price on the last completed day of trading prior to any meeting of the Compensation Committee.

Compensation of the Chief Executive Officer

Mr. Hawkins’ compensation in 2007 consisted of the same components as for our other executive officers, including a base salary, incentive compensation and equity compensation. The same principles were employed in establishing Mr. Hawkins salary, bonus opportunity and equity awards for 2007 as for the other executive officers, as described above. We arrived at Mr. Hawkins’ annual salary for 2007, which was an increase of 10% from his base salary for 2006, based on our goal of paying salaries at the median of our peer group companies. Mr. Hawkins’ bonus opportunity was based on achievement of pre-tax operating profit as discussed above. Because we did not meet the threshold performance level for payment under our 2007 incentive plan, Mr. Hawkins did not receive an incentive award for 2007. Mr. Hawkins received a restricted stock award of 30,000 shares and a stock option grant of 60,000 shares on June 13, 2007, which awards were designed to match the median level of CEO compensation in our peer group. For 2008, Mr. Hawkins’ salary increased by 13% to maintain his salary at the median level of our peer group.

Employment Agreements and Change in Control Arrangements

We entered into employment agreements with William M. Mince and Kenneth M. Traverso in November 2002, with D. Christopher Chung, M.D. in March 2003, with Steven J. Murphy in May 2003 and with James B. Hawkins in April 2004, which agreement was amended in April 2008. Other than Mr. Hawkins, the terms of these agreements are substantially the same. Upon termination of employment for cause, death or disability, the executive will only be eligible for severance benefits, if any, in accordance with the Company’s established policies for all employees as then in effect, which consist primarily of short-term disability and group life insurance benefits.

Should an officer’s, other than Mr. Hawkins’, employment with us terminate for other than cause, death or disability, the officer shall be entitled to:

•	Receive continuing payments of severance pay, less applicable withholding taxes, at a rate equal to the officer’s then current base salary rate for a period of twelve months;

•

The immediate vesting of any unvested stock options, restricted stock, or other equity awards, which in the case of stock options would be exercisable for a period of 30 days after such termination; and

•

Continued payment by the Company of COBRA benefits through the lesser of (i) eighteen months from the effective date of such termination, (ii) the date upon which the officer and the officer’s eligible dependents become covered under similar plans, or (iii) the date the officer no longer constitutes a “Qualified Beneficiary”, as such term is defined in Section 4980B(g) of the Internal Revenue Code of 1986, as amended.

These agreements also provide for the same severance benefits as above if the officer terminates his employment for “good reason” within 12 months following a change-in-control transaction. Employment termination is for “good reason” if it follows a significant reduction in the officer’s duties or responsibilities, a reduction in base salary, a material reduction in employee benefits, relocation of more than 35 miles from the officer’s present location, or the failure of a successor entity to assume the employment agreement. A change in control for such employment agreements is a transaction by which someone acquires more than 50% of the Company’s outstanding voting power, a change in the Board of Directors within a two year period such that fewer than a majority are incumbent directors, a merger or consolidation following which the stockholders of the

Company own 40% or less of the combined voting power of the Company or the surviving entity, or the sale of all or substantially all of the assets of the Company.

Should Mr. Hawkins’ employment with us terminate for other than cause, death or disability, Mr. Hawkins shall be entitled to:

•	Receive a lump sum payment due and payable within thirty (30) days after the date of separation, less applicable withholding taxes equal to his then current base salary;

•

The immediate vesting of any unvested stock options, restricted stock, or other equity awards, which in the case of stock options would be exercisable for a period of 30 days after such termination; and

•

Continued payment by the Company of COBRA benefits through the lesser of (i) twelve months from the effective date of such termination, or (ii) the date upon which he or his eligible dependents become covered under similar plans.

Pursuant to the amendment to Mr. Hawkins employment agreement in April 2008, the agreement provides that if within twelve months of a change-in-control transaction Mr. Hawkins terminates his employment for “good reason” or is terminated without cause, then Mr. Hawkins will receive a lump sum payment due and payable within thirty (30) days after the date of separation, less applicable withholding taxes, equal to two times the sum of (i) the greater of his then current base salary rate and his base salary rate in effect immediately prior to the change-in-control transaction and (ii) the greater of 100% of his target bonus then in effect and 100% of his target bonus as in effect immediately prior to the change-in-control transaction; (iii) continued provision of COBRA or similar benefits through the lesser of twenty-four months or the date upon which Mr. Hawkins becomes covered under similar plans; and (iv) the immediate vesting of unvested stock options, restricted stock and other equity awards. Employment termination is for “good reason” if it follows a material reduction in the officer’s duties or responsibilities, a material reduction in base salary, a material reduction in employee benefits, relocation of more than 35 miles from the officer’s present location, or the failure of a successor entity to assume the employment agreement. A change in control for purposes of this employment agreement is a transaction by which someone acquires more than 50% of the Company’s outstanding voting power, a merger or consolidation following which the stockholders of the Company own 40% or less of the combined voting power of the Company or the surviving entity, stockholder approval of a plan to liquidate the Company, or the sale of all or substantially all of the assets of the Company.

To be eligible for termination benefits, the executive must comply with certain non-compete and non-solicitation provisions and retention is conditioned on execution of a release of claims.

The base salaries for our executive officers for 2007 were as follows: James B. Hawkins, $375,000; Steven J. Murphy, $225,000; D. Christopher Chung, $230,000; William M. Mince, $225,000; and Kenneth M. Traverso, $210,000.

We believe that these agreements appropriately balance our needs to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment. We note that our change in control terms include so-called “double trigger” provisions, so that the executive is not entitled to the severance payment by the mere occurrence of the change in control. This feature, we believe, will be an incentive to the executive to remain in the employ of the company if such continuation is required by our partner in a change in control transaction. Our Compensation Committee approved the amendment of Mr. Hawkins agreement in April 2008 to provide for two years of salary and bonus payments, and two years of COBRA, or similar, coverage following a review of the change in control severance provisions of the chief executive officers of peer companies. The Committee determined that the prior provision of one year of salary and COBRA benefits was lower than that provided by most of the peer companies and that two years of salary and bonus and benefits was more consistent with that provided by the peer companies.

Our 1991 Stock Option Plan and our Amended and Restated 2000 Stock Awards Plan provide for the grant of options to purchase our common stock to employees and consultants. Prior to June 14, 2006, options granted to employees had a contractual term of ten years; options granted since June 14, 2006 have a contractual term of 6 years. The plans provide that after certain “change in control” events (as defined in the plan), including, for example, our merger with or into another corporation or the sale of all or substantially all of our assets, outstanding options may be assumed or equivalent options may be substituted, by the successor corporation. Thereafter, if the optionee’s status as our employee or employee of the successor corporation is terminated within 12 months other than by a voluntary resignation or termination for cause, the option may become fully exercisable. Further, if the successor corporation does not assume an outstanding option or substitute for it an equivalent option, the option becomes fully vested and exercisable.

For further detailed financial information concerning the severance and change in control arrangements with our executive officers, please see the tabular information contained in the section entitled “Potential Payments Upon Termination or Change in Control.”

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, and our 401(k) plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which we intend to be comparable to those provided at peer companies.

Accounting Treatment

We account for equity compensation paid to our employees under SFAS 123R, which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We structure the cash compensation element of our incentive compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible by us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated executive officers of a company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). Our primary objective in designing and administering compensation policies is to support and encourage the achievement of our long-term strategic goals and to enhance stockholder value. When consistent with this compensation philosophy, we also intend to attempt to structure compensation programs such that compensation paid thereunder will be tax deductible by Natus. In general, stock options granted under our stock option plans are intended to quality under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options. The Compensation Committee intends to review periodically the potential impacts of Section 162(m) in structuring and administering our compensation programs.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation of our Chief Executive Officer, Chief Financial Officer, and the other three most highly compensated executive officers (the “named executive officers”), all of whom were serving as executive officers of the Company as of December 31, 20071.

Name and Principal Position	Year	Salary (2)	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
James B. Hawkins	2007	$375,000	$102,601	$287,230	—	$3,466	$768,297
President and Chief Executive Officer	2006	340,000	18,159	299,492	$230,500	2,720	890,871

Steven J. Murphy	2007	$225,000	$35,144	$86,640	—	$4,306	$351,090
Vice President Finance and Chief Financial Officer	2006	200,000	6,485	81,451	$81,400	2,576	371,912

D. Christopher Chung, M.D.	2007	$230,000	$35,143	$86,416	—	$2,920	$354,479
Vice President Medical Affairs and R&D	2006	210,000	6,485	82,652	$85,500	2,605	387,242

William M. Mince	2007	$225,000	$35,143	$85,574	—	$4,306	$350,023
Vice President Operations	2006	201,000	6,485	79,837	$81,800	2,578	371,700

Kenneth M. Traverso	2007	$299,000	$35,143	$86,416	—	$3,130	$423,689
Vice President, Marketing and Sales	2006	297,000	6,485	85,380	$40,000	2,720	431,585

(1)	Each of the named executive officers has an Employment Agreement with us that provided for an initial base salary that is subject to subsequent review and to adjustments. These agreements provide that the executive’s employment with is on an “at will” basis. These agreements also provide for certain payments and other benefits upon termination of employment in certain circumstances, as further described under “Employment Agreements and Change in Control Arrangements” in the “Compensation Discussion and Analysis” above, and in the “Potential Payments Upon Termination or Change in Control” section below.
(2)	For Mr. Traverso, the amount included in the “Salary” column consists of a base salary plus a commission that is based on sales of the Company that is paid quarterly during the year.
(3)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the compensation cost recognized by the Company in 2007 related to restricted stock awards and option awards, respectively, pursuant to Statement of Financial Accounting Standards No. 123R, except that in the case of option awards, a forfeiture rate of zero percent has been used. For a discussion of other valuation assumptions, see Notes 1 and 11 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. See the “Grants of Plan Based Awards Table” for more information regarding the equity awards granted by the Company in 2007. Refer to the “Compensation Discussion and Analysis” above for a discussion of these awards.
(4)	No bonuses were paid under our 2007 cash incentive plan for 2007 performance. For 2006, the amounts shown represent amounts paid in March 2007 under our 2006 cash incentive plan for 2006 performance. See the “Grants of Plan Based Awards Table” for more information regarding non-equity incentive plan compensation. Refer to the “Compensation Discussion and Analysis” above for a discussion of non-equity incentive plan compensation.
(5)	The amounts included in the “All Other Compensation” column consist of matching contributions paid by the Company into our 401(k) plan on behalf of the named executive officers and life insurance premiums.

GRANTS OF PLAN BASED AWARDS

This table discloses the actual numbers of stock options and restricted stock awards granted to our Named Executive Offices in 2007 and the grant date fair value of these awards. It also captures potential future payouts under the Company’s 2007 non-equity incentive plan.

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)
Mr. Hawkins	—	$140,625	$281,250	$421,875
	06/13/2007				30,000			$477,600
	06/13/2007					60,000	$15.92	282,216

Mr. Murphy	—	39,375	78,750	118,125
	06/13/2007				10,000			159,200
	06/13/2007					20,000	$15.92	94,072

Dr. Chung	—	40,250	80,500	120,750
	06/13/2007				10,000			159,200
	06/13/2007					20,000	$15.92	94,072

Mr. Mince	—	39,375	78,750	118,125
	06/13/2007				10,000			159,200
	06/13/2007					20,000	$15.92	94,072

Mr. Traverso	—	—	—	—
	06/13/2007				10,000			159,200
	06/13/2007					20,000	$15.92	94,072

(1)	Each of the named executive officers other than Mr. Traverso had a range of payouts targeted for 2007 non-equity incentive compensation, based on the Company’s performance as described in “Compensation Discussion and Analysis” above. No bonus payment was made for 2007 performance.
(2)	Each of the named executive officers received a grant of restricted shares in 2007. The restricted shares vest as follows: 50% in August 2009, 25% in August 2010, and 25% in August 2011.
(3)	Each of the named executive officers received a grant of stock options in 2007. Options were granted with an exercise price equal to the fair market value on the date of grant, which was based on the closing price of the Company’s common stock immediately prior to the award. The shares vest ratably over a 48-month period and may be exercised for six years from the date of grant. Refer to the “Compensation Discussion and Analysis” above for a description of our equity based compensation practices.
(4)	These amounts represent the grant date fair value, computed in accordance with SFAS no. 123R, of restricted stock, restricted stock units and stock options granted to our named Executive Officers in 2007. The assumptions we use in calculating these amounts are discussed in Note 11–Share Based Compensation of the Notes to our consolidated financial statements, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards (1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)
Mr. Hawkins	7,500 30,000 75,000 406,666	52,500 50,000 45,000 58,334	$15.92 11.32 10.03 4.07	06/13/2013 06/15/2012 06/09/2015 04/08/2014	(4) (4) (3) (2)	44,000	$851,400
Mr. Murphy	2,500 11,250 31,250 38,333 35,000 25,000	17,500 18,750 18,750 1,667 — —	$15.92 11.32 10.03 4.51 4.11 3.45	06/13/2013 06/15/2012 06/09/2015 02/25/2014 05/30/2013 11/12/2012	(4) (4) (3) (3) (3) (2)	15,000	$290,250
Dr. Chung	2,500 11,250 31,250 47,917 50,000 25,000 10,000 50,000	17,500 18,750 18,750 2,083 — — — —	$15.92 11.32 10.03 4.51 3.50 3.45 4.70 6.25	06/13/2013 06/15/2012 03/09/2015 02/25/2014 02/27/2013 11/12/2012 04/12/2012 12/12/2010	(4) (4) (3) (3) (3) (3) (3) (2)	15,000	$290,250
Mr. Mince	2,500 11,250 31,250 22,917	17,500 18,750 18,750 2,083	$15.92 11.32 10.03 4.51	06/13/2013 06/15/2012 06/09/2015 02/25/2014	(4) (4) (3) (2)	15,000	$290,250
Mr. Traverso	2,500 11,250 31,250 47,917 50,000 50,000 25,000 10,000 100,000	17,500 18,750 18,750 2,083 — — — — —	$15.92 11.32 10.03 4.51 3.50 3.45 4.15 5.69 6.25	06/13/2013 06/15/2012 06/19/2015 02/25/2014 02/27/2013 11/12/2012 06/14/2012 10/23/2011 12/12/2010	(4) (4) (3) (3) (3) (3) (3) (3) (2)	15,000	$290,250

(1)	Initial grants of options to the named executive officers upon employment vest 6/48ths after the completion of six months of service with the remainder vesting ratably over the next 42 months. Subsequent grants of options vest ratably over a 48-month period.
(2)	Represents an initial grant of options upon employment that expire 10 years from the date of grant.
(3)	Represents subsequent grant of options granted prior to June 14, 2006 that expire 10 years from the date of grant.
(4)	Represents subsequent grant of options granted on or after June 14, 2006 that expire 6 years from the date of grant.
(5)	The amounts in this column represent the value of these awards based on the closing price of our stock on December 31, 2007 of $19.35.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2007 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Mr. Hawkins	—	—	—	—
Mr. Murphy	—	—	—	—
Dr. Chung	—	—	—	—
Mr. Mince	—	—	—	—
Mr. Traverso	—	—	—	—

(1)	The named executive officers were granted restricted shares on June 13, 2007 that vest 50% in August 2009, 25% in August 2010, and 25% in August 2011.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under the employment agreements between the Company and the named executive officers, upon termination of employment for cause, death or disability, the executive will only be eligible for severance benefits, if any, in accordance with the Company’s established policies for all employees as then in effect. The table that follows reflects the amount of compensation due to our named executive officers if their employment is terminated for other than cause, death or disability, or their employment is terminated or the executive terminates his employment for good cause, following a change in control, as more fully described under “Employment Agreements and Change in Control Arrangements” in the “Compensation Discussion and Analysis” above. The amounts shown below assume that such termination or change in control event was effective as of December 31, 2007 and do not give effect to the changes in salary and target bonus for 2008 as more fully described under “Cash Compensation Element” and “Compensation of the Chief Executive Officer” in the “Compensation Discussion and Analysis” above.

Name	Cash Severance Payment	Continuation of Medical and Welfare Benefits	Acceleration of Equity Awards (1)	Total Termination Benefits
Mr. Hawkins (2)	$375,000	$9,825	$2,743,719	$3,128,544
Mr. Murphy	225,000	9,825	700,326	935,151
Dr. Chung	230,000	15,136	892,000	1,137,136
Mr. Mince	225,000	9,825	706,500	941,325
Mr. Traverso	210,000	15,136	706,500	931,636

(1)	Under the employment agreements between the Company and the named executive officers, upon a covered termination, any unvested stock options, restricted stock, or other equity awards would immediately vest and options would be exercisable for up to 30 days following termination. Such unvested awards would also vest if an acquiring company does not assume them following a change in control transaction. The amounts in this column represent the intrinsic value of these awards based on the closing price of our stock on December 31, 2007 of $19.35.
(2)	Does not give effect to the amendment of Mr. Hawkins employment agreement adopted in April 2008 as more fully described under “Employment Agreements and Change in Control Arrangements” in the “Compensation Discussion and Analysis” above. Under the terms of Mr. Hawkins revised employment agreement, his cash severance payment would be $1,031,250, the continuation of medical and welfare benefits would be $19,650 and his total termination benefits would be $3,794,619.

DIRECTOR COMPENSATION

Directors who are employees receive no additional compensation for serving on the board or its committees. The table below discloses the annual compensation provided during the year ended December 31, 2007 to directors who are not employees:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3, 4)	Total ($)
Ms. Engibous	$27,500	$25,033	$34,426	$86,959
Mr. Gunst	50,000	25,033	35,650	110,683
Mr. Ludlum	42,250	25,033	33,313	100,596
Mr. Michael	36,250	25,033	34,426	95,709
Mr. Moore	31,250	25,033	33,313	89,596

(1)	Fees earned and paid in cash were based on the following retainer and payment schedule:

	Prior to Oct. 2007	After Oct. 2007
Annual retainer	$12,000	$20,000
Annual retainer for service as Chairman of the Board	12,000	20,000
Annual retainer for service as Chairman of the Audit Committee	12,000	13,000
Annual retainer for service as Chairman of the Compensation Committee	3,000	6,000
Annual retainer for service as Chairman of the Nominating & Governance Committee	3,000	4,000
Payment for each Board meeting attended	1,500	1,500
Payment for each Audit Committee meeting attended	1,000	1,500
Payment for each Committee meeting attended (excluding the Audit Committee)	500	1,000

In addition, we pay the Audit Committee Chairman $500 per meeting attended for attendance at Sarbanes-Oxley Oversight meetings.

(2)	In June 2007, each non-employee director received a restricted stock award of 2,500 shares that vests in June 2008. The grant date fair value of these awards, computed in accordance with SFAS 123R, was $39,800. The assumptions we use in calculating this amount are discussed in Note 11of the notes to our consolidated financial statements included in our Annual Report on Form 10-K, except that this amount excludes the impact of estimated forfeitures of equity awards. In 2006, each non-employee director received a restricted stock award of 1,250 shares that vested in June 2007. The amount in this column shows the expense recognized by the Company in 2007 for restricted stock awards.
(3)

The amounts in this column reflect the expenses related to options granted to the Company’s non-employee directors recognized in the Company’s 2007 financial statements pursuant to Statement of Financial Accounting Standards No. 123R, except that a forfeiture rate of zero percent has been used. For a discussion of other valuation assumptions, see Notes 1 and 11 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007. All of our non-employee Directors received an initial grant of 30,000 options upon their appointment to the board that vests ratably over a 36-month period. Any non-employee directors appointed to the board in the future will receive an initial grant of 10,000 shares that vests ratably over a 36-month period. Prior to December 31, 2006, each director received an additional grant of 10,000 options annually. For 2006, each director received a grant of 7,500 options and restricted stock as discussed above and for 2007, each director received a grant of 5,000 options and restricted stock as discussed above. All options granted to directors other than their initial grant vest ratably over a 12-month period. Stock option grants were established using the same procedure for timing and price as is used for employees. Refer to the “Compensation Discussion and Analysis” above for a description of our equity based compensation practices. The grant date fair value of the options granted to our non-employee directors in 2007, computed in accordance with SFAS 123R, was $23,518. The assumptions we use in calculating this amount are discussed in Note 11 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K, except that this amount excludes the impact of estimated forfeitures of equity awards
(4)	At December 31, 2007, Ms. Engibous had 52,500 options and 2,500 unvested restricted shares outstanding, Mr. Gunst had 47,500 options and 2,500 unvested restricted shares outstanding, Mr. Ludlum had 2,500 options and 2,500 unvested restricted shares outstanding, Mr. Michael had 52,500 options and 2,500 unvested restricted shares outstanding, and Mr. Moore had 72,500 options and 2,500 unvested restricted shares outstanding.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Compensation Committee Report

The Compensation Committee of the Board of Directors of Natus has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by:
THE COMPENSATION COMMITTEE

WILLIAM M. MOORE, Chairman
DORIS E. ENGIBOUS
ROBERT A. GUNST

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our Audit Committee is comprised of three directors who are independent under the applicable rules of the Nasdaq Stock Market and the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in its oversight of our financial reporting process and administration of corporate policy in matters of accounting and control.

The Board of Directors has adopted a written Audit Committee Charter. As stated in the charter, our management is responsible for the preparation, presentation and integrity of our financial statements. The Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and (ii) the report of our independent auditors with respect to such financial statements. Our accounting and financial reporting principles and internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations.

The Audit Committee appoints the independent auditors and periodically reviews their performance and independence from management, and pre-approves all audit and non-audit services provided by the independent auditors. The Audit Committee functions as the liaison with our independent auditors, who are responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee meets with our independent auditors, with and without management present, to discuss the results of their examination, evaluations of our internal controls and the overall quality of our financial reporting.

In the performance of its oversight function, the Audit Committee has done the following:

•	Reviewed and discussed the audited financial statements with management and our independent auditors;

•	Discussed the Company’s internal controls over financial reporting with management and our independent auditors;

•	Discussed with our independent auditors matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance;

•	Received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and

•	Discussed with our independent auditors the firm’s independence.

Based upon the review and discussions described above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Respectfully submitted by:
THE AUDIT COMMITTEE

KENNETH E. LUDLUM, Chairman
ROBERT A. GUNST
MARK D. MICHAEL

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold. You are therefore urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF DIRECTORS OF

NATUS MEDICAL INCORPORATED

NATUS MEDICAL INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 10, 2008

9:30 a.m. local time

Natus Medical Incorporated

1501 Industrial Road

San Carlos, California 94070

Natus Medical Incorporated

1501 Industrial Road

San Carlos, California 94070

proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Natus Medical Incorporated, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 5, 2008, and hereby appoints James B. Hawkins and Steven J. Murphy, and each of them individually, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of Natus Medical Incorporated to be held on Tuesday, June 10, 2008, at 9:30 a.m. local time at the Company’s headquarters located at 1501 Industrial Road, San Carlos, California 94070 and any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

Each of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) or postponement(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR: (1) THE LISTED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND (2) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.

See reverse for voting instructions.

COMPANY #

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VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 9, 2008.

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/baby — QUICK EASY IMMEDIATE

Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 9, 2008.

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Natus Medical Incorporated, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. ELECTION OF DIRECTORS:

01 Ken Ludlum

02 Mark D. Michael

Vote FOR all nominees (except as marked)

Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS NATUS MEDICAL INCORPORATED’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING

DECEMBER 31, 2008:

For

Against

Abstain

In their discretion, the proxies are authorized to vote upon such other matter(s) that may properly come before the meeting and at any adjournment(s) or postponement(s) thereof.

Address Change? Mark Box

Indicate changes below:

Date

Signature(s) in Box

This Proxy should be marked, dated, signed by the stockholder(s) exactly as his, her or its name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate and include title and authority. If shares are held by joint tenants or as community property, both should sign. Corporations and other entities should provide the title of the authorized officer signing the proxy.